Exhibit 99.2

Theravance Announces Clinical Results in the LAMA Respiratory Program

for the Treatment of COPD

GSK Intends to Return LAMA Program to Theravance

SOUTH SAN FRANCISCO, CA/July 14, 2008 – Theravance, Inc. (NASDAQ: THRX) today announced the results from a Phase 1 study designed to assess the safety, tolerability and pharmacokinetics of an investigational inhaled long-acting muscarinic antagonist (LAMA), GSK1160724/TD-4208 (TD-4208), for the treatment of chronic obstructive pulmonary disease (COPD). In this study, TD-4208 was generally well tolerated at all doses tested. In addition, TD-4208 showed the potential for 24-hour bronchodilation in COPD patients.

Originally discovered by Theravance, TD-4208 was licensed to GlaxoSmithKline (GSK) in 2004 under the terms of the companies’ Strategic Alliance Agreement. Recently, GSK informed Theravance that it intends to return the LAMA program to Theravance because the current formulation of TD-4208 is incompatible with GSK’s proprietary inhaler device. Both parties are currently discussing the transfer of information and materials back to Theravance.

“We are encouraged by these Phase 1 results which showed that TD-4208 dosed once daily was generally well tolerated,” said Rick Winningham, Chief Executive Officer of Theravance. “There is a large underserved COPD patient population that needs better long-acting treatment options. Upon the return of the LAMA program to Theravance, we intend to explore partnerships for the further development of this compound.”

Theravance and GSK will continue to progress development of other collaborative respiratory programs, including Horizon and the bifunctional muscarinic antagonist/beta2 agonist (MABA) program.

Study Design and Results

The Phase 1 clinical study was a single-dose randomized, crossover, incomplete block, double-blind, placebo- and active-controlled study designed to evaluate the safety, tolerability and pharmacokinetics of multiple doses of TD-4208. A total of 20 healthy volunteers were randomized to receive TD-4208 dosed once daily, tiotropium dosed once daily, or placebo. The primary endpoint of this study was overall safety and tolerability of TD-4208.

In the study, TD-4208 was generally well tolerated with a similar incidence of adverse events to placebo and there was no significant increase in heart rate or evidence of dry mouth. Abnormal taste was reported at the higher doses. All adverse events were mild or moderate with no serious adverse events reported in the study. Additionally, TD-4208 demonstrated evidence of bronchodilation in volunteers sensitive to muscarinic antagonists.

About TD-4208 and the LAMA Program

TD-4208 is an inhaled, long-acting muscarinic antagonist (LAMA) discovered by Theravance through the application of multivalent drug design in a drug discovery program dedicated to finding new medicines for respiratory diseases such as COPD and asthma. Inhaled muscarinic antagonists are frequently used as bronchodilators for COPD and work by inhibiting muscarinic receptors in the airways, which leads to improved lung function. Theravance’s intent was to discover LAMA compounds that are highly lung-selective and have a prolonged effect. Higher lung selectivity should result in improved tolerability.  The goal of the LAMA program is to develop an effective once-daily medicine that offers improved efficacy and tolerability relative to the market leaders.

Conference Call and Webcast Information

The company has scheduled a conference call to discuss this announcement today at 5:00 p.m. Eastern Daylight Time. To participate in the live call by telephone, please dial 877-545-1489 from the U.S., or 719-325-4907 for international callers. Those interested in listening to the conference call live via the internet may do so by visiting the company’s web site at www.theravance.com. To listen to the live call, please go to the web site 15 minutes prior to its start to register, download, and install any necessary audio software.

A replay of the conference call will be available on the company’s web site for 30 days through August 13, 2008. An audio replay will also be available through 11:59 p.m. Eastern Daylight Time on July 28, 2008 by dialing 888-203-1112 from the U.S., or 719-457-0820 for international callers, and entering confirmation code 5994317.

About Theravance

Theravance is a biopharmaceutical company with a pipeline of internally discovered product candidates. Theravance is focused on the discovery, development and commercialization of small molecule medicines across a number of therapeutic areas including respiratory disease, bacterial infections and gastrointestinal motility dysfunction. The company’s key programs include:  telavancin for the treatment of serious Gram-positive bacterial infections with Astellas Pharma Inc., the Horizon program with GlaxoSmithKline plc, and the Gastrointestinal Motility Dysfunction program. By leveraging its proprietary insight of multivalency toward drug discovery focused primarily on validated targets, Theravance is pursuing a next generation strategy designed to discover superior medicines in areas of significant unmet medical need.  For more information, please visit the company’s web site at www.theravance.com.

THERAVANCE®, the Theravance logo, and MEDICINES THAT MAKE A DIFFERENCE® are registered trademarks of Theravance, Inc.

This press release contains and the conference call will contain certain “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events. Theravance intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements relating to the goals and expected timing of clinical studies and data from studies, statements regarding the potential benefits and mechanisms of action of drug candidates, statements concerning the timing of seeking regulatory approval of our product candidates, statements regarding the enabling capabilities of Theravance’s approach to drug discovery and its proprietary insights, statements concerning expectations for product candidates through development and commercialization and projections of revenue and other financial items. These statements are based on the current estimates and assumptions of the management of Theravance as of the date of this press release and conference call and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance to be materially different from those reflected in its forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to delays or difficulties in commencing or completing clinical studies, the potential that results of clinical or preclinical studies indicate product candidates are unsafe or ineffective, our dependence on third parties in the conduct of our clinical studies and risks of collaborating with third parties to develop and commercialize products. These and other risks are described in greater detail under the heading “Risk Factors” contained in Item 1A of Theravance’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 8, 2008 and the risks discussed in our other periodic filings with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance assumes no obligation to update its forward-looking statements.

Contact Information:

Michael W. Aguiar

Senior Vice President and Chief Financial Officer

650-808-4100

investor.relations@theravance.com